Exhibit 99.1

FOR FURTHER INFORMATION PLEASE CONTACT: Christopher J. Munyan President and Chief Executive Officer (610) 729-3959

FOR IMMEDIATE RELEASE:
January 19, 2017

CSS INDUSTRIES, INC. ANNOUNCES APPOINTMENT OF NEW CHIEF FINANCIAL OFFICER

CSS Industries, Inc. (NYSE: CSS) announced today that, effective February 20, 2017, John M. Roselli will join the organization as its new Chief Financial Officer. David F. McHugh, who has served as interim Chief Financial Officer since August 16, 2016, will return to his prior position as the Company’s Vice President - Finance.
Mr. Roselli has approximately twenty years of leadership experience in financial positions with Fortune 500 companies. For the past thirteen years, Mr. Roselli has served in various senior financial positions with TE Connectivity (NYSE: TEL) (“TE”) and its former parent company Tyco International (“Tyco”), most recently serving as TE’s Vice President of Finance/Chief Financial Officer for its $800 million global Sensor Solutions business unit. In such capacity, Mr. Roselli was responsible for all aspects of finance, including controllership, strategic planning and modeling, forecasting, budgeting, and operations finance for over twenty manufacturing sites. Prior to his most recent position, John had similar financial leadership roles for TE’s Data Communications and Global Distribution business units. John began his tenure at Tyco as Director of Investor Relations and later served as TE’s Vice President of Investor Relations following TE’s spinoff from Tyco. Prior to Tyco/TE, John spent six years at Citigroup as an associate equity analyst. Mr. Roselli holds a B.A. from Shippensburg University and is a Chartered Financial Analyst®.
“We are excited to welcome John to CSS,” said Christopher J. Munyan, President and Chief Executive Officer of CSS. “John brings with him an impressive record of providing global financial leadership. We believe that John’s strong business experience, including his experience with acquisitions and with investor relations, makes him an ideal fit for our team. We look forward to John’s success in his new role.”
“We appreciate Dave McHugh’s dedicated service to CSS since August as our interim Chief Financial Officer,” continued Mr. Munyan. “Dave admirably served in such capacity while we conducted our nationwide search for the Chief Financial Officer position.”
“This is an exciting time to be joining CSS,” said Mr. Roselli.  “I look forward to working with Chris, CSS’ Board of Directors, and the management team as CSS continues to pursue profitable growth in the craft, seasonal and celebrations markets.”
CSS is a consumer products company within the craft, seasonal and celebrations markets that is primarily engaged in the design, manufacture, procurement, distribution and sale of all occasion and seasonal social expression products, principally to mass market retailers. These all occasion and seasonal products include craft ribbon and buttons, packaging ribbon and bows, sewing patterns, classroom exchange Valentines, infant products, journals, fashion buttons, boxed greeting cards, gift tags, gift card holders, gift bags, gift wrap, decorations, floral accessories, craft and educational products, Easter egg dyes and novelties, memory books, scrapbooks, stickers, stationery and other items that commemorate life’s celebrations.